                                                                    EXHIBIT 99.2

                        COMMERCIAL COOPERATION AGREEMENT

                                     BETWEEN

                            NORTHWEST AIRLINES, INC.

                                       AND

                             HAWAIIAN AIRLINES, INC.

                                  MAY 17, 2000

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                                TABLE OF CONTENTS
                          (NOT PART OF THIS AGREEMENT)

SECTION 1.        CODESHARE SERVICE                                                               1
         (a)      CODESHARE SERVICE                                                               1
         (b)      CATEGORIES OF CODESHARE SERVICE                                                 1
                  i.       NW ON HA'S INTRA-HAWAII FLIGHTS                                        1
                  ii.      HA ON NW'S HNL-JAPAN FLIGHTS                                           2
                  iii.     NW ON HA'S HNL-SOUTH PACIFIC FLIGHTS                                   2

SECTION 2.        IMPLEMENTATION OF THIS AGREEMENT                                                2
         (a)      IMPLEMENTATION PLANS                                                            2
         (b)      SCHEDULE COORDINATION                                                           2
         (c)      INTERNAL RESERVATIONS AND DISTRIBUTION SYSTEMS                                  2
         (d)      THROUGH CHECK-IN AND SEAMLESS CONNECTING SERVICE                                2
         (e)      PRORATES                                                                        3
         (f)      FREQUENT FLYER PROGRAMS                                                         3
         (g)      MARKETING AND SALES                                                             3
         (h)      PROMOTION AND ADVERTISING                                                       3
         (i)      TOUR PRODUCTS                                                                   3
         (j)      PRODUCT QUALITY, CONSISTENCY AND COORDINATION                                   3
         (k)      COST SHARING                                                                    4
         (l)      CARGO AND MAIL                                                                  4
         (m)      STAFF CONTACTS                                                                  4

SECTION 3.        EFFECTIVE DATE & TERM, TERMINATION AND SURVIVAL OF
                  OBLIGATIONS                                                                     4


                                       i

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         (a)      EFFECTIVE DATE AND TERM                                                         4
         (b)      TERMINATION WITHOUT DEFAULT                                                     4
         (c)      TERMINATION FOR DEFAULT                                                         5
         (d)      SURVIVAL OF OBLIGATIONS                                                         5

SECTION 4.        GENERAL TERMS AND CONDITIONS FOR CODESHARE SERVICE                              6
         (a)      AIRCRAFT AND CREWS                                                              6
         (b)      AVIATION SAFETY AND SECURITY                                                    6
         (c)      DUAL SERVICE                                                                    7
         (d)      IRREGULAR OPERATIONS                                                            7
         (e)      FAMILY ASSISTANCE                                                               7
         (f)      FARES                                                                           7
         (g)      CARRIAGE AND TARIFF RULES                                                       8
         (h)      CRS CHARGES                                                                     8
         (i)      BAGGAGE AND CARGO SETTLEMENT                                                    8
         (j)      REVENUE SETTLEMENT                                                              8
         (k)      SCHEDULE TRANSMISSION AND PUBLICATION                                           9
         (l)      TAXES                                                                           9
         (m)      GOVERNMENT APPROVALS                                                           10
         (n)      USE OF TRADEMARKS AND LOGOS                                                    11

SECTION 5.        INSURANCE                                                                      12
         (a)      HAWAIIAN  INSURANCE                                                            12
         (b)      NORTHWEST INSURANCE                                                            12

SECTION 6.        RELEASE AND INDEMNIFICATION                                                    13
         (a)      INDEMNIFICATION BY HAWAIIAN AIRLINES                                           13
         (b)      INDEMNIFICATION BY NORTHWEST                                                   14

SECTION 7.        ________________________                                                       14


                                      ii

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SECTION 8.        COMPETITIVE MARKETING                                                          14

SECTION 9.        REPRESENTATION AND WARRANTY ON REGULATORY COMPLIANCE                           15

SECTION 10.       ASSIGNMENT                                                                     15

SECTION 11.       NOTICES                                                                        15

SECTION 12.       GOVERNING LAW                                                                  16

SECTION 13.       ARBITRATION                                                                    16

SECTION 14.       DEFINITION OF TERMS                                                            17

SECTION 15.       ENTIRE AGREEMENT; AMENDMENTS; INCONSISTENCY                                    17

SECTION 16.       CONFIDENTIALITY                                                                17

SECTION 17.       DIRECTORS, OFFICERS, SHAREHOLDERS, AGENTS, EMPLOYEES                           17

SECTION 18.       FORCE MAJEURE, ETC.                                                            17

SECTION 19.       CONSTRUCTION, SEVERABILITY, NO THIRD PARTY BENEFICIARY                         18

SECTION 20.       RELATIONSHIP BETWEEN THE PARTIES                                               18


                                     iii
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EXHIBIT A.        CODESHARE MARKETS

EXHIBIT B.        MULTI-LATERAL PRORATE AGREEMENT


                                      iv
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               HAWAIIAN AIRLINES, INC. & NORTHWEST AIRLINES, INC.

                        COMMERCIAL COOPERATION AGREEMENT

This Commercial Cooperation Agreement ("Agreement") is made as of May 17, 2000 by NORTHWEST AIRLINES, INC., with a principal place of business at 5101 Northwest Drive, St. Paul, MN 55111-3034, USA (hereinafter "Northwest" or "NW"), and HAWAIIAN AIRLINES INC., with a principal place of business at Honolulu International Airport, P.O. Box 30008, Honolulu, Hawaii, 96820-0008, United States (hereinafter "Hawaiian Airlines" or "HA"). The parties collectively shall be referred to as "Carriers".

Whereas, the Carriers entered a Cooperative Marketing Agreement, dated May 20, 1996 (the "CMA"), pursuant to which they engage in codesharing and certain other cooperative marketing programs;

Whereas, the Carriers desire to replace the CMA with this Agreement;

Now, therefore, the Carriers agree as follows:

SECTION 1.  CODESHARE SERVICE.

a. CODESHARE SERVICE. For purposes of this Agreement, the term "Codeshare Service" will mean either HA or NW coded passenger air transportation on routes where air transportation is provided via flights operated by HA which display the NW code and vice versa. The Codeshare Services shall be operated in accordance with all applicable laws, rules and regulations of governmental authorities having jurisdiction over the affected Codeshare Service.

         Each Carrier shall have the right to publish its designator in connection with and to sell seats on the Codeshare Service flights operated by the other Carrier. Such sales shall be made on a "free sell" basis whereby the operating Carrier's inventory is made available on real time basis to the codeshare Carrier. In this regard, the Carriers will consult with each other and develop the specific terms, conditions and procedures for selling each other's inventory.

b. CATEGORIES OF CODESHARE SERVICE. The Carriers agree that there are three (3) categories of Codeshare Service, each of which is described below. Codeshare Service will initially be implemented in the markets set forth in Exhibit A, paragraph 1. The Carriers further agree to implement Codeshare Service in the markets set forth in Exhibit A, paragraphs 2 and 3 on a schedule that shall be mutually agreed:

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         i.       NW ON HA'S INTRA-HAWAII FLIGHTS. This category of codesharing is comprised of situations wherein NW places its code in both directions on HA operated intra-Hawaii flights. The resultant NW coded, HA operated flights will connect with NW operated flights at HNL and provide published NW coded connecting service or local market conditional stopover service between points served by NW world-wide and points in the Hawaiian Islands served by HA.

         ii.      HA ON NW'S HNL-JAPAN FLIGHTS.
                  This category of codesharing is comprised of situations wherein HA places its code in both directions on certain NW operated HNL-Japan flights in accord with the U.S./Japan Aviation Bilateral. This will allow such NW operated flights to be published and sold as an HA itinerary. Implementation of this category of Codeshare Service is subject to mutual agreement of the Carriers.

         iii.     NW ON HA'S HNL-SOUTH PACIFIC FLIGHTS.
                  This category of codesharing is comprised of situations wherein NW places its code in both directions on certain HA operated HNL-South Pacific flights in accord with any applicable aviation bilateral agreements. This will allow such HA operated flights to be published and sold as an NW itinerary. Implementation of this category of Codeshare Service is subject to mutual agreement of the Carriers.

SECTION 2.  IMPLEMENTATION OF THIS AGREEMENT.

a.       IMPLEMENTATION PLANS.

         The Carriers will consult with each other regarding the operational details for the definition and development of all Codeshare Service and related cooperative marketing programs. In this regard, the Carriers will develop internal and mutually agreeable timetables for the implementation of all individual and cooperative programs.

b.       SCHEDULE COORDINATION.

         The Carriers have reviewed and will continue to review their schedules to identify and establish as many connection opportunities as possible at HNL. The Carriers will adjust as many flight schedules as possible to maximize connectivity at common connecting points to the extent that the adjustments are economically feasible in the judgment of the operating Carrier. The Carriers will establish procedures for exchanging schedules and schedule changes and implement appropriate, mutually agreed schedule coordination programs.

c.       INTERNAL RESERVATIONS AND DISTRIBUTION SYSTEMS.

         The Carriers agree to link their computer systems used in supporting Codeshare Service to facilitate sales system-wide. The Carriers will consult with each other regarding the technical plan and timetable for establishing such linkage. Computer system linkage will be established in connection with the implementation of Codeshare Service pursuant to this Agreement.

d.       THROUGH CHECK-IN AND SEAMLESS CONNECTING SERVICE.

         The Carriers agree to implement through check-in and "seamless" connecting service such that their joint passengers will enjoy the convenience of checking in to any selected NW or selected HA airport ticket counter and receiving seat assignments, boarding cards, luggage tags to final destinations, documentation checks and frequent flyer credits as appropriate for their connecting flights on the Carriers. The Carriers will consult with each other and develop a mutually agreed technical plan and timetable for implementing through check-in and seamless connecting service.

e.       PRORATES.

         The Carriers have entered into a Multilateral special prorate agreement ("Multilateral Prorate Agreement") that provides for the distribution of the interline revenues generated as a result of their commercial cooperation. The Multilateral Prorate Agreement is set forth as Exhibit B hereto.

f.       FREQUENT FLYER PROGRAMS.

         The Carriers have separately entered into a reciprocal frequent flyer agreement ("Frequent Flyer Agreement") that provides for the development of mutually beneficial programs to enhance passenger loyalty on both airlines. Such agreement provides for each Carrier to participate in the other's frequent flyer program with selected earning and redemption opportunities for at least the duration of this Agreement.

g.       MARKETING AND SALES.

         The Carriers will use reasonable best efforts to take advantage of all available marketing and sales synergies.

h.       PROMOTION AND ADVERTISING.

         The Carriers will explore opportunities to share trade advertising to promote joint service offerings to the travel trade as appropriate and will seek the support of tourism agencies for the promotion of travel products.

i.       TOUR PRODUCTS.

         The Carriers will explore opportunities to collaborate in developing and promoting tour products through their respective tour agencies, subsidiaries or other distribution media or channels.

j.       PRODUCT QUALITY, CONSISTENCY AND COORDINATION.

         The Carriers will study their respective airport and in-flight product standards and their information systems compatibility levels and will establish and implement certain minimum criteria in connection with Codeshare Service.

k.       COST SHARING.

         The Carriers may implement cost sharing programs, as appropriate, in connection with the Codeshare Service and any other cooperative programs.

l.       CARGO AND MAIL.

         The Carriers will develop and implement mutually beneficial commercial cooperation programs with respect to the carriage of cargo and mail. Such programs may include, but are not limited to, a separate prorate agreement for interline cargo shipments and an agreement implementing mail codesharing.

m.       STAFF CONTACTS.

         The Carriers will provide each other with a list of internal staff contacts whose responsibility it is to develop and implement Codeshare Service between the Carriers and the other commercial cooperation programs contemplated in this and other agreements between the Carriers.

SECTION 3.  EFFECTIVE DATE AND TERM, TERMINATION AND SURVIVAL OF OBLIGATIONS.

a. EFFECTIVE DATE AND TERM. This Agreement shall become effective on the date first appearing above (the "Effective Date") and shall remain in effect continuously thereafter until terminated.

         After an initial term that shall run for at least four (4) years from the Effective Date, either HA or NW may deliver to the other party advance written notice of termination which notice provides for a termination date for this Agreement at least one (1) year subsequent to the delivery of the notice of termination. ___________________________

c. TERMINATION WITHOUT DEFAULT. Notwithstanding Section 3.a. above, a Carrier shall have the option of earlier termination of this Agreement:
         (i) if the other Carrier ceases airline operations; (ii) on sixty (60) days prior written notice if the other Carrier enters bankruptcy; (iii) on six (6) months prior written notice if the other Carrier merges with another airline and that other party to this Agreement is not the surviving entity in the merger; (iv) if the US government, or any other government whose approval is necessary to maintain Codeshare Service, were to withdraw its approval of the codesharing arrangement or impose a material condition or limitation on codesharing operations pursuant to this Agreement which renders implementation or performance of this Agreement impossible or economically infeasible; or (v) if that Carrier's performance is interrupted for an extended period of time (at least three (3) months or more) because the other Carrier's operations are seriously affected by a Force Majeure as defined in Section 18 below.

c. TERMINATION FOR DEFAULT. Notwithstanding Section 3.a. above, if either party shall materially default in the performance of any of the terms, covenants or conditions of this Agreement, the other party may give written notice of such default to the party in default. Except as otherwise provided in Section 4.b.i below, in the event such default is not cured within thirty (30) days after the giving of such notice, the party giving notice may terminate the Agreement effective upon such date that party specifies by further notice to the party in default, without prejudice to any other rights which the party giving notice may have. As long as one of the Carriers has commenced dispute resolution proceedings pursuant to Section 13, herein, the Carriers agree to allow the arbitral tribunal to determine whether any termination pursuant to this subsection 3.c. was appropriate. The waiver by either party of performance of any term, covenant or condition of this Agreement in a particular instance shall not constitute a waiver of any subsequent breach or preclude such party from thereafter demanding performance thereof according to the terms hereof.

         In the event of a material default, the Carrier found to be in default shall be liable to the other Carrier for such damages for breach of contract as are available under the laws of New York as determined pursuant to the procedures set forth in Section 13 of this Agreement. Provided, however, that neither Carrier will be liable for any consequential, punitive or exemplary damages arising from any performance or failure to perform under this Agreement, even if such Carrier knew or should have known of the existence of such damages, and each Carrier hereby releases and waives any claims against the other Carrier regarding such damages.

d. SURVIVAL OF OBLIGATIONS. The Carriers agree that their covenants and obligations contained herein with respect to payments to the other Carrier, confidentiality and non-disclosure and each Carrier's rights and remedies under this Agreement in relation thereto and rights of indemnity shall survive notwithstanding termination of this Agreement.

SECTION 4.  GENERAL TERMS AND CONDITIONS FOR CODESHARE SERVICE.

a.       AIRCRAFT AND CREWS.
         The Carriers will provide the scheduled air service that is part of the Codeshare Service in full compliance with FAA regulations applicable to scheduled passenger air service. Flights operated by HA shall be operated with its aircraft and crews, and flights operated by NW shall be operated with its aircraft and crews. Each Carrier's flights will be operated at its own expense and under its normal operating arrangements.

b.       AVIATION SAFETY AND SECURITY.

         i. Each Carrier shall ensure the safety of its own flights in accordance with all applicable laws and regulations. The Carriers shall exchange information on aviation safety and security, and the Carriers agree to provide each other with technical and material support with respect to aviation safety and security.

                  The Carriers are vitally interested in the safety of their respective passengers and crew and this is reflected in the application of stringent safety standards to their respective flight operations, maintenance, and ground operation areas, consistent with or in excess of what is required by the FAA. Each party acknowledges the value to the other Carrier of the safety associated with each Carrier's brand name and agrees that its code share flights will meet all applicable safety standards. Provided, however, that any safety requirement of the other Carrier that is in addition to what a Carrier applies to its own services will be discussed and agreed upon prior to implementation The Carriers agree that all such safety standards will be those that they deem necessary to both operate safely and separately to provide assurances to their respective passengers that flights operated with their respective air carrier codes will be safe operations. Either Carrier may terminate the use of its code on the other Carrier's flights upon one (1) day advance written notice to the other Carrier if it determines, in its sole and absolute discretion, that the other Carrier has failed to comply with the terminating Carrier's safety requirements. If such failure to comply continues for fourteen (14) days following such code use termination, the Carrier giving notice may immediately terminate this Agreement for such material breach by the other Carrier.

         ii. Each Carrier agrees that prior to the commencement of Codeshare Service, and during the term of this Agreement, it will allow the other Carrier to perform safety due diligence audits. The Carrier that is the subject of an audit (i) shall fully cooperate with the other Carrier in its conduct of the audit and (ii) shall promptly take any necessary corrective actions, based upon the results of the audit, as mutually agreed between the Carriers. Neither Carrier shall have any duty, responsibility or liability whatsoever by virtue of having received any information relating to the other Carrier's operations or having conducted any audits of the other Carrier pursuant to this Agreement.

c.       DUAL SERVICE.

         Notwithstanding anything to the contrary set forth herein, or any implication to the contrary, NW and HA each reserves and retains the right to enter any market with its own equipment and crews.

d.       IRREGULAR OPERATIONS.

         In the event of schedule delay, schedule irregularity, or cancellation on any Codeshare Service flight, the operating Carrier shall provide, at its expense, all ticketed passengers with the same interrupted trip amenities, compensation, or any other service that the operating Carrier provides to its passengers. The operating Carrier shall also provide, at its expense, all ticketed passengers with transportation to the final destination on the next available flight on the operating carrier or with transportation on another carrier. Such service by the operating carrier shall be substantially similar to that described in IATA Resolution 735d.

e.       FAMILY ASSISTANCE.

         The Carriers agree that with respect to the Codeshare Service they will coordinate regarding emergency response and family assistance matters including joint activation procedures, and in the event of an aircraft accident each Carrier will use its reasonable best efforts to cooperate with the other Carrier in promptly responding to such accident and providing necessary assistance and services to the family members of passengers.

f.       FARES.

         Except as set forth in the last sentence of the second paragraph of this Section 4.f., NW shall establish on its own and publish all local and through fares applicable to its flights that are operated as part of the Codeshare Service. NW shall also establish on its own and publish tariffs and fares for flight itineraries using its designator code (NW*) which include transportation via flights operated by HA as part of the Codeshare Service.

         Except as set forth in the last sentence of the first paragraph of this
         Section 4.f., HA shall establish on its own and publish all local and through fares applicable to its flights that are operated as part of the Codeshare Service. HA also shall establish on its own and publish tariffs and fares for flight itineraries using its designator code (HA*) which include transportation via flights operated by NW as part of the Codeshare Service.

         If required, each Carrier will independently submit its fares for governmental approval.

g.       CARRIAGE AND TARIFF RULES.

         NW and HA shall jointly develop those conditions of carriage and tariff rules for the Codeshare Service that need to be as similar as possible in order for the Codeshare Services to be provided in a seamless manner. Such rules governing the air transportation provided as part of the Codeshare Service shall be available for public inspection at NW's and HA's corporate offices, at each Carrier's airport ticket offices, and at each Carrier's city ticket office in the manner required by the DOT.

h.       _________.

         ----------------------------------------------------------------------

i.       BAGGAGE AND CARGO SETTLEMENT.

         Baggage and cargo handling, and settlement of baggage and cargo handling claims between the Carriers, shall be in accordance with this Agreement, existing tariffs and the Trade Practices Manual of the Air Transport Association or the IATA Resolutions and Recommended Practices Manual, whichever applies.

j.       REVENUE SETTLEMENT.

         i. The operating Carrier will retain all flight coupons and bill the codeshare Carrier for actual coupons uplifted through normal passenger billing at rates defined in the Multilateral Prorate Agreement.

         ii. Revenue derived from charges collected for excess baggage and other related services (pets, stretchers, infants, etc.) shall belong to operating Carrier.

         iii. The Carriers agree to accept each other's tickets without endorsement for transportation covered under this Agreement.

         iv. Settlement under this Agreement shall be through the ACH. Should one or both Carriers cease to be a member of ACH, settlement shall be determined by the accountants of the Carriers concerned in accordance with an Interline Settlement Agreement to be concluded between the Carriers.

         v. Any disputes that may arise with respect to revenue settlement will be mutually agreed and settled within six months from notice of objection. However, if agreement is not reached within such six month period, the Commercial Managers of both Carriers will be notified immediately and will finally resolve the dispute through good faith negotiations, if possible.

k.       SCHEDULE TRANSMISSION AND PUBLICATION.

         HA and NW shall provide to each other schedule file information so that each may effectively publish in all distribution media the Codeshare Services contemplated in this Agreement.

l.       TAXES.

         i. For transportation utilizing NW travel documents or NW air waybills, NW shall be responsible for collecting and paying any taxes, duties, assessments, imposts, tariffs, fees, and any other charges (and any interest and penalties thereon) for which applicable law requires a ticketing carrier to be responsible ("Ticketing Carrier Taxes"). Ticketing Carrier Taxes include, but are not limited to, passenger facility charges, sales and use taxes, stamp taxes, excise taxes, APHIS user fees, value added taxes (in the nature of a sales or use tax), gross receipts taxes (in the nature of a sales or use tax), and U.S. Customs and Immigration user fees. For transportation utilizing NW aircraft, NW shall be responsible for collecting and paying all taxes, fees, and any other charges (and any interest and penalties thereon) imposed as a result of its activities at a particular location, including, but not limited to, landing fees, security charges, and APHIS aircraft fees ("Operating Carrier Taxes"). NW is solely responsible for any taxes on, based upon, or measured by its gross income, net income, or gross or net receipts (other than such taxes in the nature of a sales or use tax), and any interest and penalties thereon.

         ii. For transportation utilizing HA travel documents or HA airwaybills, HA shall be responsible for collecting and paying Ticketing Carrier Taxes. For transportation utilizing HA aircraft, HA shall be responsible for collecting and paying all Operating Carrier Taxes. HA is solely responsible for any taxes on, based upon, or measured by its gross income, net income, or gross or net receipts (other than such taxes in the nature of a sales or use tax), and any interest and penalties thereon.

         iii. Each carrier further agrees to indemnify, defend and hold the other carrier harmless from and against taxes, duties, assessments, imposts, tariffs, fees, and any other charges (as set forth in Sections 4.l.i and 4.l.ii, above.) ("Charges") levied upon or advanced by the indemnified Carrier that ultimately the indemnifying Carrier would be responsible for paying. If either Carrier receives notice from any taxing authority with respect to any assessment, potential assessment or imposition of any Charges that the other Carrier would be responsible for paying, directly or through an indemnified claim pursuant to this Section 4.l.iii, the Carrier so notified shall inform the other Carrier in writing within (10) business days of receipt of such notice. If, under the applicable law of the taxing jurisdiction, the indemnifying Carrier is allowed directly to contest such tax in its own name, then the indemnifying Carrier shall be entitled, at its own expense and in its own name, to contest the assessment, imposition, validity, application, or amount of such tax, and to the extent permitted by law, withhold payment during pendency of such contest. If the indemnifying Carrier is not permitted by law to contest such tax in its own name, upon indemnifying Carrier's request, the other Carrier shall in good faith and at the indemnifying Carrier's expense, contest the assessment, imposition, validity, applicability, or amount of such tax. The other Carrier shall (i) supply the indemnifying Carrier with such information and documents requested by the indemnifying Carrier in a timely manner as is necessary or advisable for the indemnifying Carrier to control or participate in any preceding to the extent permitted herein, and (ii) make all reasonable efforts to assist the indemnifying Carrier with evidentiary and procedural development of such contest or protest. The foregoing indemnity shall survive termination of this Agreement.

         (iv) The Carriers will consult with each other and develop a mutually agreeable plan for implementing this Section 4.l., taking into consideration applicable tax laws and regulations and IATA interline revenue accounting procedures.

m.       GOVERNMENT APPROVALS.

         The Carriers shall each use their reasonable best efforts, in cooperation with the other, to obtain all necessary codesharing approvals from government authorities. In the event that any governmental agency or regulatory body having jurisdiction over the subject matter hereof shall require any material condition or limitation to this Agreement, the Carriers shall negotiate in good faith to make such amendments to this Agreement as shall be necessary to achieve the purposes and objectives of this Agreement.

n.       USE OF TRADEMARKS AND LOGOS.

         (i.) The Carriers hereby acknowledge and agree that the logos, trademarks, service marks and trade names of NW shall be and remain at all times the exclusive property of NW, and that the logos, trademarks, service marks and trade names of HA shall be and remain at all times the exclusive property of HA. Neither Carrier shall use the logos, trademarks, service marks and trade names of the other Carrier without the other Carrier's written consent.

         (ii.) Each Carrier may provide to the other certain art work, drawings, or technical information and advice for the purpose of assisting such other Carrier in the advertising and promotion of the codeshare flights. All such drawings, technical information and advice will be treated by the receiving Carrier as confidential and proprietary information of the providing Carrier and the receiving Carrier will use it only for those purposes specifically authorized by the providing Carrier in advance and in writing.

         (iii.) HA hereby assumes liability for, and shall indemnify, defend, protect, save and hold harmless NW, its officers, agents and employees from and against any and all liabilities, claims, judgments, damages, and losses, including all costs, fees, and expenses incidental thereto, of every type and nature whatsoever, arising from or involving copyright, trademark, service mark or trade name infringement, provided that such liabilities, claims, judgments, damages or losses are caused by or arise out of (or are alleged to be caused by or arise out of) any alleged acts of HA or its officers, employees, or agents which are in any way related to the services contemplated by this Agreement. NW shall give HA prompt notice of any claim made or suit instituted against NW which, if successful, would result in indemnification of NW hereunder, and NW shall have the right to compromise or participate in the defense of same to the extent of its own interest.

         (iv.) NW hereby assumes liability for, and shall indemnify, defend, protect, save and hold harmless HA, its officers, agents and employees from and against any and all liabilities, claims, judgments, damages, and losses, including all costs, fees, and expenses incidental thereto, of every type and nature whatsoever, arising from or involving copyright, trademark, service mark or trade name infringement, provided that such liabilities, claims, judgments, damages or losses are caused by or arise out of (or are alleged to be caused by or arise out of) any alleged acts of NW or its officers, employees, or agents which are in any way related to the services contemplated by this Agreement. HA shall give NW prompt notice of any claim made or suit instituted against HA which, if successful, would result in indemnification of HA hereunder, and HA shall have the right to compromise or participate in the defense of same to the extent of its own interest.

SECTION 5.  INSURANCE.

a. Hawaiian Insurance. To the extent of the liability assumed by HA pursuant to this Agreement, HA agrees to maintain in full force and effect the following insurance coverages (on an occurrence basis and not a claims made basis) during the term of this Agreement:

         1. All Risk Aircraft Hull insurance including war and allied perils covering HA's aircraft. Hull insurance shall include endorsements that:

                  (a) Provide that the insurer shall waive its subrogation rights against NW.

                  (b) Provide that, as respects the interest of NW, this insurance shall not be invalidated by any breach of warranty.

         2. Comprehensive Airline Liability insurance with limits no less than ____________ per seat for the largest aircraft operated by HA combined single limit per occurrence, including but not limited to aircraft liability, passenger legal liability, and premises liability. Such insurance shall include personal injury and contractual liability.

         3. The Comprehensive Airline Liability insurance shall provide that:

                  (a) Underwriters agree to accept and insure HA's hold harmless and indemnity undertaking in this Agreement in accordance with the policy terms and conditions.

                  (b) NW is named as an additional insured on such insurance.

                  (c) Said insurance is primary with respect to the matters within such coverage, irrespective of any insurance carried by NW.

                  (d) Provide that, as respects the interests of NW, this insurance shall not be invalidated by any breach of warranty by HA.

                  (e) Provide a severability of interest/cross liability endorsement.

b. Northwest Insurance. To the extent of the liability assumed by NW pursuant to this Agreement, NW agrees to maintain in full force and effect the following insurance coverages (on an occurrence basis and not a claims made basis) during the term of this Agreement:

         1. All Risk Aircraft Hull insurance including war and allied perils covering NW's aircraft. Hull insurance shall include endorsements that:

                  (a) Provide that the insurer shall waive its subrogation rights against HA.

                  (b) Provide that, as respects the interest of HA, this insurance shall not be invalidated by any breach of warranty.

         2. Comprehensive Airline Liability insurance with limits no less than ________ per seat for the largest aircraft operated by NW combined single limit per occurrence, including but not limited to aircraft liability, passenger legal liability, and premises liability. Such insurance shall include personal injury and contractual liability.

         3. The Comprehensive Airline Liability insurance shall provide that:

                  (a) Underwriters agree to accept and insure NW's hold harmless and indemnity undertaking in this Agreement in accordance with the policy terms and conditions.

                  (b) HA is named as an additional insured on such insurance.

                  (c) Said insurance is primary with respect to the matters within such coverage, irrespective of any insurance carried by HA.

                  (d) Provide that, as respects the interest of HA, this insurance shall not be invalidated by any breach of warranty by NW.

                  (e) Provide a severability of interest/cross liability endorsement.

c. Prior to the commencement of this Agreement, each carrier shall deliver to the other carrier Certificates of Insurance evidencing compliance with the insurance terms of this Agreement. These Certificates of Insurance shall unconditionally obligate the insurer to notify the other carrier in writing at least thirty (30) days in advance of the effective date in the event of any material change in, or cancellation of such insurance.

SECTION 6.  RELEASE AND INDEMNIFICATION.

a. Indemnification by Hawaiian. HA agrees to release, indemnify, hold harmless and defend Northwest, its officers, directors, employees, agents, successors and assigns, from and against any and all claims, losses, damages, liabilities, causes of action, suits, judgments and expenses, whether groundless or not, including, but not limited to, reasonable attorneys fees, costs and related expenses, for bodily or personal injury, including death, to any persons, including, but not limited to, employees of HA, and for any loss of, damage to, or destruction of any property, including loss of use and consequential damage thereof arising out of or in any manner connected with the carriage of passengers or cargo by HA , whether or not occurring or arising out of the negligence whether active, passive, sole, joint, comparative, concurrent or any other type, of NW, its officers, directors, employees or agents; provided, however, that the foregoing indemnification shall not apply to any such claims or liability (i) for injury or death of NW's employees incurred in the performance of their duty and for which workers' compensation normally is recoverable, or
         (ii) resulting from the willful misconduct or gross negligence of NW, its officers, directors, employees or agents.

b. Indemnification by Northwest. NW agrees to release, indemnify, hold harmless and defend HA, its officers, directors, employees, agents, successors and assigns, from and against any and all claims, losses, damages, liabilities, causes of action, suits, judgments and expenses, whether groundless or not, including, but not limited to, reasonable attorneys' fees, costs and related expenses, for bodily or personal injury, including death, to any persons, including, but not limited to, employees of NW, and for any loss of, damage to, or destruction of any property, including loss of use and consequential damage thereof, arising out of or in any manner connected with the carriage of passengers or cargo by NW, whether or not occurring or arising out of the negligence whether active, passive, sole, joint, comparative, concurrent or any other type, of HA, its officers, directors, employees or agents; provided, however, that the foregoing indemnification shall not apply to any such claims or liability (i) for injury or death of HA's employees incurred in the performance of their duty and for which workers' compensation normally is recoverable, or (ii) resulting from the willful misconduct or gross negligence of HA, its officers, directors, employees or agents.

SECTION 7.  ____________________.

----------------------------------------------------------------------------

SECTION 8.  COMPETITIVE MARKETING.

Nothing in this Agreement confers any rights on either party to restrict the other party's ability:

         i. to maintain or change rates, fares, tariffs, markets, schedules, equipment, services, distribution and marketing methods, competitive strategies or similar matters; or

         ii. to engage in vigorous and full competition with each other and other entities.

SECTION 9.  REPRESENTATION AND WARRANTY ON REGULATORY COMPLIANCE.

         a. By Hawaiian: HA hereby represents and warrants to NW that this Agreement and the operation of the Codeshare Service will not violate or infringe any laws and regulations currently in force and will advise NW of any change of regulatory requirements that may have to be met by HA and NW in operating the Codeshare Service.

         b. By Northwest: NW hereby represents and warrants to HA that this Agreement and the operation of the Codeshare Service will not violate or infringe any laws and regulations currently in force and will advise HA of any change of regulatory requirements that may have to be met by HA and NW in operating the Codeshare Service.

SECTION 10.  ASSIGNMENT.

This Agreement shall not be assigned by either party without the prior written consent of the other party.

SECTION 11.  NOTICES.

All notices, requests, demands and other communications hereunder shall be in writing, transmitted by facsimile or mail, and shall be deemed to have been duly given when the party receiving the notice acknowledges it by facsimile or mail. Each party shall acknowledge receipt as soon as practicable but in any event within 2 business days of receiving any notice or demand. In the event receipt is not duly acknowledged, a notice sent by mail shall be deemed to have been served within seven (7) business days and notice given by fax shall be deemed to have been served upon receipt by the sender of the fax transmission report confirming that the fax has been successfully transmitted, provided the addressee does not within the following two (2) business days notify the sender that the fax was transmitted illegibly or incorrectly. Notices shall be transmitted:

                           (1)     if to HA to the attention of:
                                   Hawaiian Airlines Inc.
                                   Honolulu International Airport
                                   P.O. Box 30008
                                   Honolulu, HI  96820-0008
                                   Attn: Senior Vice President Marketing & Sales

                                   Fax: 808-838-6746

                           (2)     if to Northwest to the attention of:
                                   Northwest Airlines, Inc.
                                   5101 Northwest Drive
                                   Department A6390
                                   St. Paul, MN  55111-3034
                                   Attn: Senior Vice President - Alliances

                                   Fax:     612-727-6759

                                   with a copy to:
                                   Executive Vice President and General Counsel
                                   Fax No.: 612-726-0921

If there is any change to or modification of any address of facsimile number set forth above, the party changing such address or number shall use all reasonable efforts to promptly notify the other party of such change.

SECTION 12.  GOVERNING LAW.

This Agreement shall be interpreted in accordance with, and performance shall be governed by, the laws of New York, regardless of the laws that might be applicable under principles of conflict of law.

SECTION 13.  ARBITRATION.

All disputes, controversies, or differences between the parties which may arise out of or in relation to or in connection with this Agreement, or the breach thereof, shall be resolved through good faith negotiation, if possible. If prompt and reasonable resolution through such negotiation is not possible, in the sole judgment of either party, the dispute(s) shall be finally settled by arbitration which shall be conducted in the English language. Such arbitration shall be conducted in New York City in accordance with the UNCITRAL Arbitration Rules as at present in force. The appointing authority shall be the President of the International Court of Arbitration of the International Chamber of Commerce. The award rendered by the arbitrator(s) shall be final and binding upon the parties hereto.

SECTION 14.  DEFINITION OF TERMS.

Except as may be defined herein, the definition of airline industry terms shall be those generally used in the international airline industry and where available should use IATA and/or ICAO definitions.

SECTION 15.  ENTIRE AGREEMENT; AMENDMENTS; INCONSISTENCY.

This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof, and merges and supersedes all prior discussions, agreements and understandings concerning the subjects covered by this Agreement including, without limitation the CMA. Unless expressly provided herein, this Agreement may not be changed or modified, except by agreement in writing signed by the party to be bound thereby. In the event of any inconsistency between this Agreement and any related implementation agreement between the Carriers, the terms, conditions and provisions of this Agreement shall prevail.

SECTION 16.  CONFIDENTIALITY.

The parties agree to make public announcements regarding this Commercial Cooperation Agreement, and to state the benefits of it to the public, trade and others who need to know to carry out the Agreement and for the parties to avail themselves of its benefits. Other than the foregoing, the detailed terms of this Agreement and all other confidential and proprietary information and data supplied by one Carrier to the other hereunder ("Information") shall be kept strictly confidential by each of NW and HA. Without the express written consent of the other party, neither NW nor HA may disclose to any other person any of the Information in whole or in part, provided, however, that (i) subject to their agreement to be bound by this confidentiality provision, the attorneys, accountants, consultants and financial advisors of NW and HA may be informed of the contents of this Agreement (ii) this Agreement may be disclosed as required in connection with a proceeding to enforce the rights or remedies under this Agreement of a party hereto, and (iii) NW or HA may disclose this Agreement to the extent required by applicable law and/or its relevant regulations and governmental instructions.

SECTION 17.  DIRECTORS, OFFICERS, SHAREHOLDERS, AGENTS, EMPLOYEES.

No director, officer, shareholder, agent or employee of either party shall be charged personally or held contractually liable by or to the other party under any term or provision of this Agreement or any supplement, modification or amendment to this Agreement or because of any breach hereof.

SECTION 18.  FORCE MAJEURE, ETC.

Except as provided in Section 4.e. and Section 6 of this Agreement, neither party shall be liable to the other for any loss, injury, damage or delay whatsoever resulting, directly or indirectly, from one or more of the following:
Act of God; seizure under legal process, governmental sanctions, quarantine restrictions; fire, fog, flood, or other weather-related reason; failure or refusal on the part of any government or governmental agency to grant or issue approvals, clearances, exemptions, permits or operating authority, or recession or revocation thereof by any government or governmental agency; damage to or destruction of aircraft or other flight equipment; mechanical difficulties or breakdowns; unavailability of fuel; riots or civil commotion; strikes, lockouts or labor disputes (whether resulting from disputes between either party and its employees or between other parties); U.S military or airlift emergency or substantially expanded U.S. military airlift requirements as determined by the U.S. government; activation of the U.S. Civil Reserve Air Fleet; war or hazards or dangers incident to a state of war; or any other acts, matters or things, whether or not of a similar nature, which are beyond the control of either party and which shall directly or indirectly, prevent, delay, interrupt, or otherwise adversely affect the furnishing, operation or performance of such transportation. In the event of a strike by NW employees, NW will use its reasonable best efforts to provide the services specified in this Agreement to HA. In the event of a strike by HA employees, HA will use its reasonable best efforts to provide the services specified in this Agreement to NW.

Each Carrier shall have the right to suspend performance of the terms of this Agreement forthwith in the event of and for the duration of an airlift emergency as determined by the United States Secretary of Defense or his designee or by the Commander of the United States Air Mobility Command, or if the United States Civil Reserve Air Fleet is activated by order of the Secretary of Defense.

SECTION 19.  CONSTRUCTION, SEVERABILITY, NO THIRD PARTY BENEFICIARY.

This Agreement shall not be construed against the party preparing it, but shall be construed as if both parties jointly prepared it and any uncertainty or ambiguity shall not be interpreted against either party. In the event that any one or more of the provisions of this Agreement shall be determined to be invalid, unenforceable, or illegal, such invalidity, unenforceability or illegality shall not affect any other provision of this Agreement and the Agreement shall be construed as if such invalid, unenforceable or illegal provision had never been contained herein. NO PERSON OR ENTITY, OTHER THAN NORTHWEST OR HAWAIIAN AIRLINES, SHALL HAVE ANY RIGHTS, CLAIMS, BENEFITS OR POWERS UNDER THIS AGREEMENT AND THIS AGREEMENT SHALL NOT
BE CONSTRUED OR INTERPRETED TO CONFER ANY RIGHTS, CLAIMS, BENEFITS OR POWERS UPON ANY THIRD PARTY. THERE ARE NO THIRD-PARTY BENEFICIARIES OF THIS
AGREEMENT.

SECTION 20.  RELATIONSHIP BETWEEN THE PARTIES.

Each Carrier, in its performance under this Agreement, is and shall be engaged and acting as an independent contractor in its own separate business. Each Carrier shall retain complete and exclusive control over its personnel and operations and the conduct of its business. Neither Carrier nor its officers, employees or agents shall in any manner make any representation or take any actions which may give rise to the existence of any employment, agency, partnership or other like relationship between the Carriers hereunder. The employees, agents and independent contractors of each Carrier shall be and remain employees, agents and independent contractors of such Carrier for all purposes, and under no circumstances shall be deemed to be employees, agents or independent contractors of the other Carrier. Neither Carrier shall have supervisory power or control over any employees, agents or independent contractors employed or engaged by the other Carrier (except that the operating carrier shall have supervisory control over all passengers during any codeshare flight, including any employees, agents or contractors of the other Carrier who are on board any such flight).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first appearing above.

NORTHWEST AIRLINES, INC.                    HAWAIIAN AIRLINES, INC.

By:  /s/                                    By:  /s/
    -------------------------                   ----------------------------
        Douglas C. Birdsall                         John B. Happ
Its:    Senior Vice President - Alliances   Its:    Senior Vice President -
                                                    Marketing & Sales

                                            By:  /s/
                                                ----------------------------
                                                    Clarence K. Lyman
                                            Its:    Vice President - Finance

                                    Exhibit A

                                CODESHARE MARKETS

1. NW CODE ON HA INTRA-HAWAII FLIGHTS.

    Between:                         And:
    HNL                              OGG                          And any other
                                     ITO                          Hawaii Island
                                     KOA                          locations
                                     MKK                          operated by HA
                                     LIH
                                     LNY

2. HA CODE ON NW HNL-JAPAN FLIGHTS.

    As may be mutually agreed

3. NW CODE ON HA HNL-SOUTH PACIFIC FLIGHTS.

    As may be mutually agreed

     [LOGO]


                               NORTHWEST AIRLINES
                               WORLDPERKS PROGRAM

                                PARTNER AGREEMENT

                                  CONFIDENTIAL

                                   5/17/2000

                            NORTHWEST AIRLINES, INC.
                                       &
                             HAWAIIAN AIRLINES, INC.


-------------------------------------------------------------------------------
                                       1

                     NORTHWEST AIRLINES / HAWAIIAN AIRLINES
                            FREQUENT FLYER AGREEMENT

This Frequent Flyer Agreement ("Agreement") is made and entered into as of May 17, 2000, by and between NORTHWEST AIRLINES, INC., with a principal place of business at 5101 Northwest Drive, St. Paul MN, 55111-3034, USA (hereinafter referred to as "NW" or "Northwest") and HAWAIIAN AIRLINES, INC., with a principal place of business at 3375 Koapaka Street, Ste G350, Honolulu HI, 96819 (hereinafter referred to as "Hawaiian" or "HA"). The parties collectively shall be referred to as the "Carriers".

                                   WITNESSETH

WHEREAS, this Agreement replaces Exhibit C of the Cooperative Marketing Agreement between Northwest Airlines/Hawaiian Airlines dated May 20, 1996, as amended (the "CMA").

WHEREAS, Northwest and Hawaiian desire to cooperate with respect to participation in each airline's frequent flyer program;

NOW, THEREFORE, in consideration of the premises, mutual covenants and conditions hereinafter contained, the parties hereto agree as follows:

SECTION 1.    PARTIES' INTENT

A. Northwest and Hawaiian intend to cooperate with respect to each airline's frequent flyer program for the mutual benefit of both airlines and the members of each airline's frequent flyer program. Operating the respective programs in a cooperative manner will permit each airline to better offer seamless service between Northwest and Hawaiian and to better enable both airlines to effectively compete with larger air carriers.

B. In the event that either Northwest or Hawaiian makes a payment to the other airline pursuant to this Agreement, the parties intend that such a payment will represent a balancing of the parties' respective costs and benefits associated with their programs.

SECTION 2.    WORLDPERKS PROGRAM - ACCRUAL OF BENEFITS

       Effective May 17, 2000 (the "Effective Date"), NW shall, subject to the terms and conditions of this Agreement and subject to the rules and conditions applicable to the WorldPerks Program, grant miles to any revenue passenger who is a member of the WorldPerks Program (hereinafter referred to as "WorldPerks member") and who flies on any Hawaiian Airlines scheduled flight referred to in Attachment A, based on the segments flown on Hawaiian in accordance with the rules of the WorldPerks Program. The mileage accrual structure is subject to changes in the overall mileage accrual structure of the WorldPerks Program. NW is at liberty to make these changes and will inform Hawaiian thereof when Hawaiian routes are involved. All mileage accumulated on Hawaiian flights will count toward elite level status in the WorldPerks Program.

       New city pairs operated by Hawaiian (scheduled service), will be included in the WorldPerks Program only by mutual consent.


-------------------------------------------------------------------------------

SECTION 3.    WORLDPERKS DATA PROCEDURES

A. Beginning May 17, 2000, Hawaiian Airlines will register the WorldPerks number of the WorldPerks members at the time of reservation or check in for all applicable Hawaiian flights. Hawaiian shall be responsible for the validity, accuracy and completeness of the flight and membership information of WorldPerks members who have flown on Hawaiian flights. Consequently, Hawaiian Airlines will be responsible for the training of check in staff who handle the Hawaiian flights regarding how to correctly register WorldPerks member information.

B. Hawaiian will provide NW with records of WorldPerks members who have flown on Hawaiian flights on a weekly basis. These records will be provided in a format specified by NW. NW will load the records in the WorldPerks-database and will post accrued benefits to the WorldPerks member's account. Hawaiian Airlines will forward information to NW's data processing department at the following address:

                                    WorldPerks Program
                                    Northwest Airlines, Inc.
                                    Computer Support-J3670
                                    1500 Tower View Road
                                    Eagan, MN  55121
                                    (612) 726-7989

C. In the event a WorldPerks member makes a retroactive credit claim or a request with respect to the member's accrued benefits related to Hawaiian flights after the date of travel, the WorldPerks member shall be instructed to contact NW in writing and attach the applicable ticket and original boarding card.

SECTION 4.    WORLDPERKS AWARD USE ON HAWAIIAN AIRLINES

A. When a WorldPerks member has accumulated sufficient mileage under the WorldPerks Program, the Member is entitled to an award published in the most recent WorldPerks member guide or any other program publication (hereinafter referred to as an "Award"). If a WorldPerks member requests the issuance of an Award which includes one or more HA-operated segments as listed in Attachment A, NW shall verify in accordance with the rules and conditions of the WorldPerks Program that the Member is indeed entitled to the requested Award and, if so, NW will issue the Award. Hawaiian Airlines shall honor Award tickets on Hawaiian flights, subject to the terms and conditions of Hawaiian's participation in the WorldPerks Program as specified in this Agreement, and the rules and conditions of the WorldPerks Program to the extent that these are not in conflict with this Agreement and its Exhibits. Award travel on Hawaiian will be subject to Hawaiian Airlines General Conditions of Carriage.

B. NW and HA will work together to create reservation procedures for the booking of WorldPerks award tickets on HA flights. All WorldPerks awards on HA flights will be booked into HA's D-class for award tickets in first class and in T-class for award tickets in coach class. Hawaiian may place reasonable restrictions on the number of seats on any flight(s) on which Awards are honored on a non-


-------------------------------------------------------------------------------
       discriminatory basis. WorldPerks members may book unrestricted capacity free awards on HA operated flights according to the rules of the WorldPerks program. Such awards will be booked in P-class for awards in first class and Y-class for awards in coach class.

C. WorldPerks members holding an award ticket will be treated by Hawaiian as if they were revenue passengers. In case of Hawaiian flight irregularities or cancellations, Hawaiian will do all possible to rebook the passenger holding an Award ticket on a Hawaiian flight or another carrier's flight. If such passenger must be rebooked on another carrier, Hawaiian will absorb all costs involved.

SECTION 5.    HAWAIIANMILES PROGRAM - ACCRUAL OF BENEFITS

       Effective May 17, 2000, HA shall, subject to the terms and conditions of this Agreement and subject to the rules and conditions applicable to the HawaiianMiles Program, grant miles to any revenue passenger who is a member of the HawaiianMiles Program (hereinafter referred to as "HawaiianMiles member") and who flies on any Northwest scheduled flight referred to in Attachment A, including NW-coded flights operated by Express Airlines I and Mesaba Aviation, based on the segments flown on Northwest in accordance with the rules of the HawaiianMiles Program. The mileage accrual structure is subject to changes in the overall mileage accrual structure of the HawaiianMiles Program. Hawaiian is at liberty to make these changes and will inform NW thereof when NW routes are involved. All mileage accumulated on NW flights will count toward elite level status in the HawaiianMiles Program.

       New city pairs operated by Northwest (scheduled service), will be included in the HawaiianMiles Program only by mutual consent.

SECTION 6.    HAWAIIAN MILES DATA PROCEDURES

A. Beginning May 17, 2000, Northwest will register the HawaiianMiles number of the HawaiianMiles members at the time of reservation or check in for all applicable Northwest flights. Northwest shall be responsible for the validity, accuracy and completeness of the flight and membership information of HawaiianMiles members who have flown on Northwest flights. Consequently, Northwest will be responsible for the training of check in staff who handle the Northwest flights regarding how to correctly register HawaiianMiles member information.

B. Northwest will provide Hawaiian with records of HawaiianMiles members who have flown on Northwest flights on a weekly basis. These records will be provided in a format specified by HA. Hawaiian will load the records in the HawaiianMiles-database and will post accrued benefits to the HawaiianMiles member's account. Northwest will forward information to HA's data processing department at the following address:

                                    Computer Operations
                                    HawaiianMiles
                                    Hawaiian Airlines
                                    3375 Koapaka St. Suite G 350
                                    Honolulu, HI 96819

C. In the event a HawaiianMiles member makes a retroactive credit claim or a request with respect to the member's accrued benefits related to Northwest flights after the date of travel, the HawaiianMiles member shall be instructed to


-------------------------------------------------------------------------------
       contact HA in writing and attach the applicable ticket and original boarding card.

SECTION 7.    HAWAIIANMILES AWARD USE ON NORTHWEST

A. When a HawaiianMiles member has accumulated sufficient mileage under the HawaiianMiles Program, the Member is entitled to an award published in the most recent HawaiianMiles member guide or any other program publication (hereinafter referred to as an "Award"). If a HawaiianMiles member requests the issuance of an Award which includes one or more Northwest flight segments as referred to in Attachment A, HA shall verify in accordance with the rules and conditions of the HawaiianMiles Program that the Member is indeed entitled to the requested Award and, if so, HA will issue the Award. Northwest Airlines shall honor Award tickets on Northwest flights, subject to the terms and conditions of Northwest's participation in the HawaiianMiles Program as specified in this Agreement, and the rules and conditions of the HawaiianMiles Program to the extent that these are not in conflict with this Agreement and its Exhibits. Award travel on Northwest will be subject to Northwest's General Conditions of Carriage.

B. HA and NW will work together to create reservation procedures for the booking of HawaiianMiles award tickets on NW flights. All HawaiianMiles awards on NW flights will be booked into NW's A-class for award tickets in First class, D-class for award tickets in Business class and W-class for award tickets in Coach class. Northwest may place reasonable restrictions on the number of seats on any flight(s) on which Awards are honored on a non-discriminatory basis. HawaiianMiles members may book unrestricted capacity free awards on NW operated flights according to the rules of the HawaiianMiles program. Such awards will be booked in P-class for awards in first class, C class for business class and Y class for awards in coach class.

C. HawaiianMiles members holding an award ticket will be treated by Northwest as if they were revenue passengers. In case of Northwest flight irregularities or cancellations, Northwest will do all possible to rebook the passenger holding an Award ticket on a Northwest flight or another carrier's flight. If such passenger must be rebooked on another carrier, Northwest will absorb all costs involved.

SECTION 8.    PUBLICITY, ADVERTISING, AND PROMOTION AND INTELLECTUAL PROPERTY

A. All activities by Hawaiian targeted at WorldPerks members by making use of the WorldPerks Program database are subject to NW's prior written approval.

B. NW and Hawaiian may publicize in various media information relating to HA's participation in the WorldPerks Program.

C. NW shall have the right to review and approve any Hawaiian promotional materials which mention the WorldPerks Program or NW. Hawaiian will provide NW with such promotional material within a reasonable period of time before dissemination. The approval by NW shall not unreasonably be withheld or delayed; such approval must be received prior to dissemination.

D. NW will include Hawaiian in any general advertisements or promotions in which all WorldPerks Program partners are mentioned.


-------------------------------------------------------------------------------

E. As part of the ongoing promotion of Hawaiian as a partner within the WorldPerks Program, NW will include Hawaiian's participation in WorldPerks collateral material.

F. Hawaiian may submit to NW at least 1 insert/separate mailing per year, specifications to be determined by NW, promoting its participation in NW's Program. Such an insert/mailing may not include information relating to other airlines which are generally considered as NW's competitors and may not contain promotional offers or information which is in conflict with NW's interests.

G. Hawaiian will be responsible for 1) all costs associated with creating and producing the special inserts or separate mailing 2) all associated handling and mailing costs, and 3) all costs associated with providing fulfillment services for Hawaiian promotions and/or targeted mailings. The cost of such mailing will be mutually agreed upon.

H. Hawaiian may offer extra mileage (bonus miles) to WorldPerks members in addition to the normal mileage accumulated in accordance with the WorldPerks Program. The exact amount of miles, cost of the miles accumulated to Hawaiian, validity dates and promotional efforts, and other conditions in connection therewith will be mutually agreed upon in writing by both parties hereto prior to the start of any such promotion. The request for a bonus action should be communicated to NW at least 6 weeks prior to the start of such promotion.

I. NW may offer special award promotions to WorldPerks members. NW may solicit Hawaiian for participation in these promotions at NW's discretion. In the event any such promotion includes HA flights, the exact mileage amounts, validity dates and promotional efforts in connection therewith will be mutually agreed upon by both parties hereto prior to the start of any such promotion.

J. All activities by Northwest targeted at HawaiianMiles members by making use of the HawaiianMiles Program database are subject to Hawaiian's prior written approval.

K. NW and Hawaiian may publicize in various media information relating to Northwest's participation in the HawaiianMiles Program.

L. HA shall have the right to review and approve any Northwest promotional materials which mention the HawaiianMiles Program or HA. Northwest will provide HA with such promotional material within a reasonable period of time before dissemination. The approval by HA shall not unreasonably be withheld or delayed; such approval must be received prior to dissemination.

M. HA will include Northwest in any general advertisements or promotions in which all HawaiianMiles Program partners are mentioned.

O. As part of the ongoing promotion of Northwest as a partner within the HawaiianMiles Program, HA will include Northwest's participation in HawaiianMiles collateral material.

P. Northwest may submit to HA at least 1 insert/separate mailing per year, specifications to be determined by HA, promoting its participation in HA's Program. Such an insert/mailing may not include information relating to other airlines which are generally considered as HA's competitors and may not contain promotional offers or information which is in conflict with HA's interests.


-------------------------------------------------------------------------------

Q. Northwest will be responsible for 1) all costs associated with creating and producing the special inserts or separate mailing 2) all associated handling and mailing costs, and 3) all costs associated with providing fulfillment services for Northwest promotions and/or targeted mailings. The cost of such mailing will be mutually agreed upon

R. Northwest may offer extra mileage (bonus miles) to HawaiianMiles members in addition to the normal mileage accumulated in accordance with the HawaiianMiles Program. The exact amount of miles, cost of the miles accumulated to Northwest, validity dates and promotional efforts, and other conditions in connection therewith will be mutually agreed upon in writing by both parties hereto prior to the start of any such promotion. The request for a bonus action should be communicated to HA at least 6 weeks prior to the start of such promotion.

S. HA may offer special award promotions to HawaiianMiles members. HA may solicit Northwest for participation in these promotions at HA's discretion. In the event any such promotion includes NW flights, the exact mileage amounts, validity dates and promotional efforts in connection therewith will be mutually agreed upon by both parties hereto prior to the start of any such promotion.

SECTION 9.    TERM, TERMINATION AND SURVIVING OBLIGATIONS

A. This Agreement shall become effective as of May 17, 2000 and shall continue in effect so long as the Commercial Cooperation Agreement between the parties dated May 17, 2000 remains in effect. In the event the Commercial Cooperation Agreement is terminated, this Agreement may be terminated on the same date as the Commercial Cooperation Agreement or any time thereafter by either party giving at least one-hundred twenty (120) days prior written notice of termination to the other party.

B. In the event notice of termination is delivered in accordance with paragraph A of this Section, 1) WorldPerks members cannot earn miles on HA flights and HawaiianMiles members cannot earn miles on NW flights on/after the effective date of termination; and 2) award tickets can not be issued for travel on the other party's flights on/after the effective date of termination. All Award travel on Northwest or Hawaiian flights must be completed within the validity period of the Award tickets (maximum 1 year). Northwest and Hawaiian will honor all Award travel on their respective flights during this period.

SECTION 10.   MANAGEMENT REPORTS

A. On a quarterly basis and at no additional cost to Hawaiian, NW shall provide Hawaiian with a report, summarizing:

       (i) the number of segments flown by WorldPerks members on Hawaiian flights and the number of actual miles per segment city pair.

       (ii) the number of award tickets used for travel by HawaiianMiles members per coupon segment city pair on Northwest flights and the number of actual miles involved. Ticket numbers will also be provided.


-------------------------------------------------------------------------------
                                       7

B. On a quarterly basis and at no additional cost to Northwest, Hawaiian shall provide Northwest with a report, summarizing:

       (i) the number of segments flown by HawaiianMiles members on Northwest flights and the number of actual miles per segment city pair.

       (ii) the number of award tickets used for travel by WorldPerks members per coupon segment city pair on Hawaiian flights and the number of actual miles involved. Ticket numbers will also be provided.

C. Northwest and Hawaiian may each request other reports from the other party on an ad hoc basis regarding flight activity of their respective members on Northwest or Hawaiian flights. The contents and costs of any such reports will be mutually agreed upon between Hawaiian and Northwest.

SECTION 11.   COSTS AND BENEFITS

       Northwest and Hawaiian agree that the rights and obligations of the parties set forth in this Agreement ("Rights and Obligations") will benefit Northwest and Hawaiian by increasing the number and yield of paying passengers and making each parties frequent flyer program more competitive with frequent flyer programs offered by other carriers. Northwest and Hawaiian also agree that the Rights and Obligations will subject Northwest and Hawaiian to additional costs in terms of additional administration and management, displacement, dilution, and passenger-related costs for additional passengers from Program Awards. Any payment between the parties with respect to this Agreement is intended to balance the costs and benefits as between the parties.

A. The balancing payment shall be based on costs and benefits associated with (1) actual miles flown by WorldPerks members on Hawaiian flights,
       (2) actual miles flown by HawaiianMiles members on Northwest flights,
       (3) any per segment charges and (4) any additional agreed to program benefits related to such miles.

B. For WorldPerks members flying (revenue travel) on Hawaiian operated interisland flights, NW will charge Hawaiian a cost recovery fee of USD _____ per segment flown in coach class and USD _____ per segment flown in first class and on all HA operated HNL-South Pacific flights, NW will charge HA a cost recovery fee of USD _____ per actual mile flown in coach class and USD _____ per actual mile flown in first class.

C. For WorldPerks members redeeming WorldPerks program awards on Hawaiian interisland operated flights, Hawaiian will charge Northwest a cost recovery fee on a segment basis according to the following:

         SEGMENTS               CLASS            SEGMENT CHARGE
         ------------------------------------------------------
         Interisland            Coach            _____
         Interisland            First            _____
         US-HNL                 Coach            _____
         US-HNL                 First            _____
         HNL-South Pacific      Coach            _____
         HNL-South Pacific      First            _____

         ------------------------------------


-------------------------------------------------------------------------------

D. For HawaiianMiles members flying (revenue travel) on Northwest operated flights, HA will charge Northwest a cost recovery fee of USD _____ per actual mile flown in coach class and USD _____ per actual mile flown in First/Business class.

E. For HawaiianMiles members redeeming Hawaiian Miles program awards on Northwest operated flights, Northwest will charge Hawaiian a cost recovery fee on a segment basis according to the following:

       SEGMENTS                 CLASS            SEGMENT CHARGE
       --------------------------------------------------------
       US-HNL (nonstop)         Coach            _____
       US-HNL (nonstop)         First            _____
       HNL-Asia (nonstop)       Coach            _____
       HNL-Asia (nonstop)       First            _____
       US-Europe                Coach            _____
       US-Europe                First            _____

     For all local and beyond connecting flights within the US and Asia, Northwest will charge HA a cost recovery fee on segment basis according to the following discrete RPM ranges:

                        Segment                      Class of Service                  Cost Per RPM
                       RPM Range                     ----------------                  ------------
                       ---------
                        0-1,250                           Coach                            _____
                      1,251-1,750                         Coach                            _____
                        >1,750                            Coach                            _____

                        0-1,250                       First/Business                       _____
                      1,251-1,750                     First/Business                       _____
                        >1,750                        First/Business                       _____

     Capacity free awards will be charged at ___________________________.

F. The settlement of costs between the parties shall be based on the net balance of the charges set forth in Sections 11.B, 11.C, 11.D and 11.E. Such net balance shall be invoiced on a quarterly basis within 60 days following the end of the quarter and will be paid within 45 days of receipt of such invoice.

G. Hawaiian Airlines agrees that the redemption charges under Section 11.C shall not be greater than the rates charged to any other Hawaiian Airlines frequent flyer partner.

SECTION 12.   TAX INDEMNIFICATION

A. Hawaiian shall pay and be responsible for all excise taxes, penalties, and interest relating to the amounts paid by, or benefits transferred by, Hawaiian to Northwest Airlines or its related entities pursuant to this Agreement. Hawaiian shall indemnify and hold harmless Northwest Airlines and its directors, officers, employees, agents and related entities from and against any and all assessments or payments of excise tax, penalties, and interest relating to the amounts paid by, or benefits transferred by, Hawaiian Airlines to Northwest Airlines or its related entities pursuant to this Agreement. This indemnification specifically includes, but is not limited to, any assessments or payments under


-------------------------------------------------------------------------------

       Internal Revenue Code sections 4263 or 6672, as amended or succeeded, and related interest. Any payment which Hawaiian shall be required to make to, or with respect to Northwest Airlines; its directors, officers, employees, agents or any of its related entities pursuant to this Section, with respect to any tax, penalty, or interest which is subject to indemnification hereunder, shall be in an amount which, after reduction by the amount of all taxes required to be paid in respect of the receipt, accrual, or payment of such amount, is equal to the payment otherwise required hereunder. The rights and obligations arising under this paragraph shall survive the termination of this Agreement.

B. Northwest shall pay and be responsible for all excise taxes, penaltie and interest relating to the amounts paid by, or benefits transferred by, Northwest to Hawaiian or its related entities pursuant to this Agreement. Northwest shall indemnify and hold harmless Hawaiian Airlines and its directors, officers, employees, agents and related entities from and against any and all assessments or payments of excise tax, penalties, and interest relating to the amounts paid by, or benefits transferred by, Northwest Airlines to Hawaiian Airlines or its related entities pursuant to this Agreement. This indemnification specifically includes, but is not limited to, any assessments or payments under Internal Revenue Code sections 4263 or 6672, as amended or succeeded, and related interest. Any payment which Northwest shall be required to make to, or with respect to Hawaiian Airlines; its directors, officers, employees, agents or any of its related entities pursuant to this Section, with respect to any tax, penalty, or interest which is subject to indemnification hereunder, shall be in an amount which, after reduction by the amount of all taxes required to be paid in respect of the receipt, accrual, or payment of such amount, is equal to the payment otherwise required hereunder. The rights and obligations arising under this paragraph shall survive the termination of this Agreement.

SECTION 13.   CONFIDENTIALITY AND DATA OWNERSHIP

       Each party agrees to protect as confidential, and not to use except for the purpose of performing the terms of this Agreement, the contents of this Agreement, all information exchanged hereunder and the data furnished or obtained concerning the WorldPerks Program or HawaiianMiles Program including, without limitation, the reports described in Section 10 hereof, as well as data concerning members of each party's program, their travel transactions and selections of Awards under the Programs except for (a) information already in that party's possession at the time of disclosure; (b) information in the public domain; (c) information developed or obtained by a party from a third-party source and not in breach of this agreement; or (d) information a party is required to disclose by applicable law or court or administrative order or in a proceeding to enforce this Agreement.

       NW retains full ownership of the WorldPerks database and HA retains full ownership of the HawaiianMiles database.

SECTION 14.   NOTICES

       Notices to be provided under this Agreement shall be either personally delivered or sent by prepaid registered mail or fax to the parties at their respective addresses set forth below:

       If to NW:                          If to Hawaiian Airlines:
       Northwest Airlines, Inc.           Hawaiian Airlines


-------------------------------------------------------------------------------
                                       10

       Director WorldPerks Marketing      Sr. Director Reservations and Distribution
       5101 Northwest Drive               3375 Koapaka Street, Ste G350
       St. Paul, MN 55125-111             Honolulu, HI 96819
       Fax: 612-726-7049                  Fax: 808-838-6748

                                          Copy to Vice President and General Counsel
                                          Fax: 808-838-6790

       A notice sent by mail shall be deemed to have been served within seven
       (7) business days and notice given by fax shall be deemed to have been served upon receipt by the sender of the fax transmission report confirming that the fax has been successfully transmitted, provided that the addressee does not within the following two (2) business days notify the sender that the fax was transmitted illegibly or incorrectly.

       If there is any change to or modification of any address or facsimile number set forth above, the party changing such address or number shall use reasonable efforts to promptly notify the other party of such change.

SECTION 15.   ENTIRE AGREEMENT

       This Agreement expresses the entire understanding of the parties with respect to the subject matter hereof and may not be changed or modified except in writing duly signed by each party. As of the Effective Date, this Agreement supersedes and replaces the prior frequent flyer agreement between the parties which was set forth as Exhibit C to the CMA.

SECTION 16.   APPLICABLE LAWS AND COMPETENT COURT

A. NW and Hawaiian agree that they will comply with all mandatory laws and regulations applicable to their obligations under this Agreement as well to their respective frequent flyer programs.

B. With the exception of Section 12 which shall be interpreted in accordance with U.S. federal law, this Agreement shall be interpreted in accordance with the laws of Minnesota, regardless of the laws that might be applicable under principles of conflict of law. Any dispute that may arise out of or in connection with this Agreement that cannot be settled amicably shall be resolved in accordance with Section 13 of the Commercial Cooperation Agreement between the parties dated May 17, 2000.

SECTION 17.   SURVIVAL OF OBLIGATIONS

       Sections 12 and 13 and any payment obligations under Section 11 shall survive the termination of this Agreement .

SECTION 18.   ASSIGNMENT

       Neither party will assign or otherwise transfer any of its rights or obligations under this Agreement to any third party without the prior written consent of the other party. Any assignment or transfer of this Agreement without the required consent shall be void.


-------------------------------------------------------------------------------

SECTION 19.   NON-WAIVER

       No failure or delay of any party (including their employees and agents) to exercise any power under the Agreement or at law shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power under this Agreement, and no waiver by any party of any provision or part hereof shall be binding unless expressly made in writing.

SECTION 20.   TRADE MARKS

       Each of Northwest and Hawaiian hereby grants to the other a limited, nontransferable, non-exclusive, free license to reproduce and use, subject to the owning party's reasonable approval, its names, tradenames, service names, trademarks and service marks (the "Marks") for the limited purpose of performing this Agreement and promoting the services to be provided hereunder.

       Any and all Marks of either party shall remain the property of the original owner and may only be used by the other party for the term of this Agreement and as provided herein. Nothing contained in this Agreement shall be construed as conferring any right to otherwise use, in advertising, publicity, promotion, marketing or other activities, the Marks or other designations of the other party hereto.

SECTION 21.   FORCE MAJEURE

       No failure or omission of either party to carry out or observe any of the provisions of the Agreement (except any accrued obligation to make payments) shall give rise to any claim against that party, or be deemed to be a breach of this Agreement by that party, if the same shall rise out of Force Majeure, which is defined herein as any cause not reasonably within the control of that party, whether or not foreseen, including (without limitation) such causes as labor disputes, strikes, governmental intervention, or the party's response to any insistence of any governmental or supranational authority, wars, civil commotion, hijacking, fire, flood, accident, storm or any Act of God.

       The party delayed or prevented by Force Majeure shall use all reasonable endeavors to remove such reasons or mitigate the effects thereof, and upon removal and remedying of such reasons said party shall promptly resume the performance of its obligations.

       If the Force Majeure continues for over 3 months, either party may by written notice terminate this Agreement immediately.

SECTION 22.   SUCCESSORS AND ASSIGNS

       This Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assignees of each party.

SECTION 23.   CAPTIONS


-------------------------------------------------------------------------------

       The captions included in this Agreement have been inserted as matter of convenience only and are not in any way intended to define, limit or be used in connection with the interpretation of this Agreement.

SECTION 24.   INDEPENDENT CONTRACTORS

       Nothing contained in this Agreement is intended or shall be construed to create or establish any partnership or joint venture relationship between the parties hereto.

SECTION 25.   EQUAL EMPLOYMENT OPPORTUNITY

       NW and HA are government contractors, and the Parties agree, as such condition of this contract, to comply with the Equal Opportunity and Affirmative Action clauses as set forth in Executive Order 11246, the Vietnam-Era Veterans' Readjustment Act of 1974, the Rehabilitation Act of 1973, and implementing regulations at 41 CFR 60-1.4 (a), 41 CFR 6-741.5, and 41 CFR 60-250.4 and that the provisions of such laws and regulations are hereby adopted and incorporated into this Agreement by reference.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


       HAWAIIAN AIRLINES                       NORTHWEST AIRLINES, INC.

       /s/                                     /s/
       ---------------------------------       -------------------------------------
       John W. Happ                            Lizabeth Shultis
       Its: Senior VP Marketing and Sales      Its: VP Marketing Programs & Worldwide
                                                     Advertising

       Date:....5/26/00.................       Date:................................

       /s/
       ---------------------------------
       Clancy Lyman
       Its: VP Finance

       Date:.....5/17/00...................


-------------------------------------------------------------------------------

ATTACHMENT A

APPLICABLE WORLDPERKS ACCRUAL/REDEMPTION CITY PAIRS:

1. All inter-island Hawaii city pairs
2. HNL-Pago Pago, AM. Samoa
3. HNL-Papeete, Tahiti
4. All transpacific flights (redemption only)

APPLICABLE HAWAIIANMILES ACCRUAL/REDEMPTION CITY PAIRS:

1. All NW operated routes except competitive O&D city pairs served by both Hawaiian Airlines and Northwest Airlines which are available for redemption only.

AWARD LEVELS

A. HawaiianMiles mileage requirements for award travel on Northwest flights must be equal to or greater than the award levels published for WorldPerks members redeeming miles for award travel on NW.

B. WorldPerks mileage requirements for award travel on Hawaiian flights shall be based on the following:

         1.   HA Inter-island HI flights
              a) 5000 miles (coach)
              b) 10000 miles (first)
              c) 10000 miles (rulebuster / coach)
              d) 20000 miles (rulebuster / first)
              e) WorldPerks members may redeem 15,000 miles for an 8 days island pass on HA inter-island flights (valid for coach awards only).
              f) Northwest may common rate beyond HNL inter-island awards. No additional miles are required in addition to US-HNL, Europe-HNL and Asia-HNL award levels.
              g) NW reserves the right to match other airlines competitive changes to awards on HA or AQ operated inter-island flights.

         2.   HA South Pacific flights
              a) NW awards on HA South Pacific flights will be based on NW published award levels to Australia (from HNL, Asia, Europe and the US mainland). NW reserves the right to change published award levels at any time. HA will be promptly notified of such changes.

         3.   HA transpacific flights
              a) NW awards on HA transpacific flights will be based on NW published transpacific pricing for similar O&D's. NW reserves the right to change published award levels at any time. HA will be promptly notified of such changes


-------------------------------------------------------------------------------
                                       14

                                                             EXHIBIT B OF HA/NW
Page 1

                           HAWAIIAN / KLM / NORTHWEST

                         MULTILATERAL PRORATE AGREEMENT

This Multilateral Prorate Agreement (the "Agreement"), dated May 17, 2000, is made by and between Hawaiian Airlines, Inc. ("Hawaiian" or "HA"), KLM Royal Dutch Airlines ("KLM" or "KL"), and Northwest Airlines, Inc. ("Northwest" or "NW"). Hawaiian, KLM and Northwest are each referred to herein as a "Carrier" and collectively as the "Carriers".

         WHEREAS, KLM and Northwest have created a transatlantic joint venture airline alliance (the "JV") pursuant to which numerous flights between the United States and Europe are operated; and

         WHEREAS, KLM, Northwest and Hawaiian desire to facilitate interline travel between Hawaiian's flights and flights operated by the JV and solely by NW; and

         WHEREAS, KLM, Northwest and Hawaiian desire to divide revenues and otherwise prorate fares for such interline travel;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, KLM, Northwest and Hawaiian agree to enter into the Agreement under the terms and conditions set forth herein.

SECTION 1.  INTERLINE SETTLEMENT

KLM, Northwest and Hawaiian hereby agree to divide revenues and otherwise prorate fares as set forth in the Appendix and the Attachments.

SECTION 2.  TERM

The Carriers agree that this Agreement will apply to ticketing and travel on/after June 1, 2000, and shall not be terminated sooner than the effective termination date of the NW/HA Commercial Cooperation Agreement dated May 17, 2000, as it may be hereafter amended, provided that, upon termination of the HA/NW Cooperative Marketing Agreement, the Agreement shall remain in effect until: i) it is terminated by written agreement of HA and NW, or (ii) one of the three Carriers delivers to the others a written notice of termination at least 60 days in advance of the proposed termination date.

This Agreement supersedes all prior prorate agreements between Hawaiian on the one hand and Northwest/KLM on the other.

SECTION 3.  NOTICES

All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally (including by courier) or mailed by registered mail, return receipt requested, or given by facsimile transmission to the parties at the following addresses (or to such other address as a party may specify by notice given to the others pursuant to this provision), or by SITA message, or by electronic mail (e-mail) and shall be deemed given when so received. Notices shall be transmitted as follows:


         (a)      if to Hawaiian, to:                                  (b)      if to Northwest, to:
                  Hawaiian Airlines, Inc.                                       Northwest Airlines, Inc.
                  3375 Koapaka Street                                           Department A2096
                  Suite G-350                                                   5101 Northwest Drive
                  Honolulu, HI  96819                                           St. Paul, MN 55111  USA
                  Attn:    John B. Happ, Senior Vice                            Attn:   G. Robert Flory
                           President Marketing and Sales                                Manager - Industry Affairs
                  Copy:    Lyn Anzai                                            Telefax No.:  612-727-7110
                           General Counsel                                      SITA:   MSPQTNW
                  Telefax No.:   808-838-6746 Mr. Happ                          e-mail:  robert.flory@nwa.com
                                 808-838-3690 Ms. Anzai
                  SITA:    HNLSKHA

         (c)      if to KLM, to:
                  KLM Royal Dutch Airlines
                  Department AMS/QT
                  Amsterdamseweg 55
                  1182 GP Amstelveen
                  The Netherlands
                  Attn.:   F.J. van der Hoorn
                           Senior Manager Network Interlining
                  Telefax No.:   31-20-6488094
                  SITA:    AMSQTKL
                  e-mail:  frans-van-der.hoorn@klm.nl

SECTION 4.  AMENDMENT

Except as specified in Attachments A (E)2), any amendments to this Agreement must be concurred to by HA and NW by written, telegraphic or e-mail means at least fourteen (14) days prior to effective date of such amendment.

The parties hereto have caused this Agreement to be executed in their names and on their behalf by their respective officers duly authorized, on the day and year first above written.

HAWAIIAN AIRLINES, INC.                     NORTHWEST AIRLINES, INC.

By: /s/                                     By: /s/
    -------------------------------------      -----------------------------------------
Name:    John B. Happ                                         Name:  G. Robert Flory
Its:     Senior Vice President, Marketing            Its:     Manager - Industry Affairs
         and Sales

Date:         5/26/00                       Date:
      -----------------------------------         --------------------------------------

                                            KLM ROYAL DUTCH AIRLINES

By: /s/                                     By:
   --------------------------------------      -----------------------------------------
Name:    Clarence K. Lyman                  Name:  F.J. van der Hoorn
Its:     V.P. Treasurer                     Its: Senior Manager Network Interlining
Date:  5/17/00                              Date:
      -----------------------------------         --------------------------------------

                           HAWAIIAN / KLM / NORTHWEST

                         MULTILATERAL PRORATE AGREEMENT

                                    APPENDIX

                     INTERLINE SETTLEMENT GENERAL CONDITIONS

1.1 GENERAL: Hawaiian, KLM, and Northwest agree to divide revenues and otherwise prorate fares as set forth below for tickets issued June 1, 2000 and beyond for travel occurring on/after June 1, 2000.

         (a)      PRORATES:

                  (1) For HA segments within Hawaii used with through published or NW/KL unpublished fares or with NW/KL separately assessed unpublished local intra-Hawaii fares used in conjunction with and appearing on the same ticket as NW/KL unpublished fare programs, and for fares publsihed by HA for travel within Hawaii, see Attachment A.

                  (2) For class mapping, see Attachment B.

                  (3) For HA segments between Hawaii and Continental U.S. and between LAS and LAX used with through NW/KL fares between Area 1 and Areas 2 or 3, or between Area 2 and Area 3 via Area 1, see Attachment C.

                  (4) For NW published VUSA fares and Senior Coupon Program, see Attachment D.

                  (5) For involuntary reroutes, see Attachment E.

                  (6) For MLT fares, see Attachment F.

                  (7) For HA international PPT/PPG fares and NW segments within Area 1, see Attachment G.

                  (8) For Volume Discounts (applic. only between HA and NW), see Attachment H.

         (b)      APPLICABLE FARES AND TICKET STOCK:

                  (1) Published fares may be issued using NW 012, KL 074, or HA 173 ticket stock, including standard industry ticket stock validated NW 012, KL 074, or HA 173, unless otherwise indicated on the Attachment. Except for VUSA fares, for purpose of verification of published fares, the applicable published fare is that filed with the U.S. DOT in PIPPS (Passenger Interline Prorate System) in effect on the date the passenger's ticket is issued.

                  (2) Unpublished fares applicable to the prorates specified herein may only be issued using NW 012 / KL 074 ticket stock, including standard industry ticket stock validated
                  NW 012 / KL 074.

                  Unpublished fares will be indicated as follows:

                          -   A fare basis code followed by a ticket
                              designator of one or two letters
                              followed by 3 digits (e.g. BN656, F304,
                              SD004, etc.).
                          - A tour code which begins with a "J" in the Tour Code Box.
                          -   A fare basis code using a 3 letter city
                              code, e.g. COSL, MAMS, etc.
                          -   Any IT- or GV-type fare basis code.

                              These tickets may or may not reflect a fare value. Any zero value tickets in this grouping do not include frequent flyer redemption tickets.

         (c) CHILDREN'S DISCOUNT: The children's discount from the adult prorate shall be the same as is applicable to the through fare, unless otherwise noted on the attachment. However, on HA segments, no children's discount is applicable to the amount to be paid to HA when travel on the fare sector to be prorated is wholly within North America, or as otherwise noted in the Attachments.

         (d) INTERLINE SERVICE CHARGE: All flight coupons billed under this agreement will be subject to the interline service charge outlined in the ACH Manual of Procedures between HA and NW and on IATA Revenue Accounting Manual (RAM) procedures between HA and KL, unless otherwise noted on any attachment to this Agreement.

         (e)      RESERVATIONS FOR TRAVEL:
                  Reservations booking class requirements are as outlined in the Attachments.

         (f)      APPLICABLE FLIGHT NUMBERS:   Travel as outlined in Attachments
                  E and G when ticketed on HA stock is permitted only on flights operated by NW, by XJ and by 9E.

         (g) RULE WAIVERS: HA shall recognize rule waivers granted by NW/KL and their agents with respect to any provision applicable to any fare covered under this Agreement when ticketed on NW/KL stock.

         (h) NW VISIT USA, BEREAVEMENT/ILLNESS, AND SENIOR COUPON/SENIOR DISCOUNT PROGRAMS: HA agrees to allow travel over its route system within Hawaii as outlined in the provisions specified herein and filed by NW.

         (i) MINIMUM PRORATE RULE: The Minimum Prorate Rule as outlined in the Prorate Manual Passenger (PMP) Chapter E.1.g) will not apply to any provisions specifically addressed herein.

         (j) SITUATIONS NOT COVERED: The provisions of the ACH Passenger Proration Rules Manual or of the PMP, as applicable, will govern those situations not specifically addressed herein.

1.2. SETTLEMENT OF ACCOUNTS: Transportation furnished hereunder shall be included in the monthly settlement of accounts in the same manner as other transportation sales between HA and NW, as per the ACH Manual of Procedures, and between HA and KL per the IATA RAM.

1.3. COLLECTION OF APPLICABLE FARES: Except for the fare reductions specifically noted herein, all other charges with respect to transportation furnished hereunder, including charges for excess baggage, shall be governed by applicable tariffs, rules and regulations.

1.4. RESPONSIBILITY FOR COMPLIANCE WITH CONDITIONS: Each Carrier agrees to see that its agents comply with the terms and conditions of this Agreement. Should the terms and conditions of this Agreement be violated by a Carrier or its agents, the Carrier in violation agrees to reimburse the other Carrier(s) for any and all losses or damages incurred by the other Carrier(s) due to violation of the terms and conditions herein by the Carrier in violation or its agents.

1.5. MOST FAVORED CUSTOMER (APPLICABLE ONLY BETWEEN HAWAIIAN AND NORTHWEST):

-------------------------------------------------------------------------------
Hawaiian shall be entitled to a 90 day written notice and an opportunity to cure any violation of this section. In the event Hawaiian elects to leave such more favorable charges in effect, this Agreement shall be amended such that the more favorable prorate amount becomes the applicable prorate on these segments upon the expiration of the 90 day notice period.

1.6 AGREEMENT ON LIMITED TERM PRORATE AMOUNTS: NW and HA agree that, in the event the revision or extension of any of the limited term prorate amounts in the Attachments cannot in good faith be agreed at the manager level, both carriers will escalate the unresolved issue(s) to the appropriate executive level for good faith resolution, and in no case at any point may either carrier invoke termination of the Agreement solely based on failure to revise or extend these amounts. NW and HA agree that neither carrier shall prolong the time necessary to reach agreement on revised amounts on the basis of self-interest.
____________________________________.

ATTACHMENT A

                               HA SEGMENTS WITHIN HAWAII

                        THROUGH PUBLISHED AND UNPUBLISHED FARES

           SEPARATELY ASSESSED LOCAL FARES WITH NW/KL UNPUBLISHED PROGRAMS

(A) FARE TYPES - All through published and through unpublished NW/KL fares between worldwide points and points in Hawaii, and separately assessed unpublished local intra-Hawaii fares used in conjunction with and appearing on the same ticket as NW/KL unpublished fare programs.

(B) APPLICABLE TICKET STOCK - NW / KL / HA (including standard industry ticket stock validated NW 012 / KL 074 / HA 173) except that NW/KL unpublished fares may only be issued on NW 012 / KL 074 stock.

(C)      PLACE OF ISSUE - Worldwide.

(D) ROUTING - Worldwide via KL/NW to/from HNL, and via HA between HNL and points in Hawaii. When ticketed on NW/KL stock, additional carriers are permitted anywhere in the itinerary, however NW/KL must complete carriage to or from HNL.

(E)      PRORATION

         1)       TRAVEL IN HA'S FIRST CLASS CABIN

                  -------------------------------------------------------------

                  -------------------------------------------------------------

                  -------------------------------------------------------------

         2)       TRAVEL IN HA'S ECONOMY CLASS CABIN

                  -------------------------------------------------------------

                  b) ALL HA SEGMENTS, UNPUBLISHED NORMAL FARES, AND THROUGH PUBLISHED AND UNPUBLISHED SPECIAL FARES

                        For all through published and unpublished fares, and for separately assessed unpublished local fares sold in conjunction with and appearing on the same ticket as NW/KL unpublished fare programs, HA will accept the following OW USD amounts per segment for travel on HA segments connecting to/from NW/KL at HNL, regardless of stopover at HNL.

                           The fare basis code for separately assessed amounts will be xHANW1 where "x" is the booking class sold using the NW flight number. This grouping also includes all int'l seamen fares with fare basis code -SCxx.

                           ----------------------------------------------------

                  c)       HA SEGMENTS NOT TO/FROM HNL, UNPUBLISHED SPECIAL
                           FARES

                           ----------------------------------------------------

         3)       INTRA-HAWAII PUBLISHED FARES

                  Prorates specified herein shall not apply to published fares sold for travel within Hawaii that does not connect to/from NW/KL at HNL.

                  a)       HA-DESIGNATED FLIGHTS

                           ----------------------------------------------------

                  b)       NW-DESIGNATED FLIGHTS

                           ----------------------------------------------------

                  (F)      INTERLINE SERVICE CHARGE -

                           ----------------------------------------------------

ATTACHMENT B

       CODESHARE CLASS MAPPING AND INTERLINE BOOKING CLASS REQUIREMENTS

Class mapping for NW flight numbers on HA-operated flights is as follows. The same scheme will be filed in IPGT-1 CAB581 Rule 7 by KL and NW to apply when the HA flights covered by this Agreement are sold using the HA code on a through NW or KL int'l fare.

If either NW or HA believes that the mapping as structured is at any point failing to meet the mutually agreed objective of greater traffic development by NW on HA's system within Hawaii, a concerted effort will be made by both carriers to effect changes towards assuring that primary objective of this important marketing relationship.

         NW CLASS          HA CLASS

         -----             -----
         -----             -----
         -----             -----
         -----             -----
         -----             -----
         -----             -----
         -----             -----
         -----             -----
         -----             -----
         -----             -----

ATTACHMENT C

           HA SEGMENTS BETWEEN HAWAII AND CONTINENTAL U.S. AND LAS-LAX NW/KL INTERNATIONAL FARES (EXCLUDING FARES WHOLLY WITHIN AREA 1)

(A) FARE TYPES - All through published NW/KL fares between Area 1 and Areas 2 or 3, or between Area 2 and Area 3 via Area 1.

(B) APPLICABLE TICKET STOCK - NW / KL (including standard industry ticket stock validated NW 012 / KL 074).

(C)      PLACE OF ISSUE - Worldwide.

(D) ROUTING - Worldwide via KL/NW to/from HNL/LAS/LAX/PDX/SEA/SFO and via HA between the points outlined below. Additional carriers are permitted anywhere in the itinerary, however NW/KL must complete carriage to or from the HA connect point.

(E)      PRORATION

         ----------------------------------------------------------------------

(F)      INTERLINE SERVICE CHARGE -

         ----------------------------------------------------------------------

ATTACHMENT D

                      HA SEGMENTS WITHIN HAWAII AND LAS-LAX
                     NW VUSA FARES AND SENIOR COUPON PROGRAM

(A) FARE TYPES - All published NW VUSA fares between points in Hawaii and between LAS and LAX, and NW Senior Coupon Program between points in Hawaii. NW shall provide HA with a copy of all VUSA and Senior Coupon Fares applicable to travel on HA upon government approval and receipt of the completed tariff pages from ATPCo. Senior Coupon tickets reflect fare basis code "KPEAK" with ticket designator "SD004" (both unique to this program).

(B)      APPLICABLE TICKET STOCK
         Only NW/KL (including standard industry ticket stock validated NW 012 / KL 074).

(C)      PLACE OF ISSUE - Worldwide.

(D)      ROUTING -
         1)       VUSA FARES
                  Passengers must travel exclusively via HA or NW-designated flights operated by HA between points in Hawaii, or via HA between LAS and LAX.

         2)       SENIOR COUPON FARES
                  Passengers must travel exclusively via HA or NW-designated flights operated by HA between points in Hawaii.

(E)      PRORATION -

         ----------------------------------------------------------------------

(F)      INTERLINE SERVICE CHARGE -

         ----------------------------------------------------------------------

ATTACHMENT E

                  INVOLUNTARY REROUTING FOR HA AND NW/KL FARES

(A)      FARE TYPES - All HA, NW and KL fares, published and unpublished.

(B) APPLICABLE TICKET STOCK - HA / NW / KL (including standard industry ticket stock validated HA 173 / NW 012 / KL 074).

(C)      PLACE OF ISSUE - Worldwide.

(D)      PRORATION -

         ----------------------------------------------------------------------

(F)      INTERLINE SERVICE CHARGE -

         ----------------------------------------------------------------------

(E)      ATTACHMENT F

                     NW / MLT VACATIONS TOUR OPERATOR FARES

(A) FARE TYPES - Fares using the xHAMLT fares basis code sold by MLT Vacations, Inc., as part of a tour package for either round trip, circle trip or one way travel. Prorates are not applicable to "air only" travel and shall not be published as addon amounts. Fare basis code will be xHAMLT where "x" is the booking class sold using the NW flight number..

(B) APPLICABLE TICKET STOCK - NW (including standard industry ticket stock validated NW 012). Tickets shall be issued such that the prorate amount is not separately assessed on the ticket.

(C) DATE AND PLACE OF ISSUE - Applicable to all tickets issued on/after June 1, 2000, and beyond at any MLT Vacations, Inc., office. Tickets must show MLT Vacations in the validation box.

(D) ROUTING - Passengers must travel exclusively via HA or NW-designated HA flights between any two points in Hawaii served by HA.

(E)      PRORATION -

         ----------------------------------------------------------------------

(F)      INTERLINE SERVICE CHARGE - ______________.

(G)      TRAVEL DATES - June 1, 2000 through May 31, 2003.

(H)      DISCOUNTS - No discounts apply.

(I) AMENDMENTS TO RATES - Section 4 applies, with the exception of the amount payable to HA which may be amended at HA's sole discretion, provided thirty (30) days advance written notice is given to MLT Vacations, Inc.

ATTACHMENT G

                                 NW TC1 SEGMENTS
                 HA INTERNATIONAL FARES BETWEEN TC1 AND PPG/PPT


(A) FARE TYPES - All HA fares, published and unpublished, between PPG/PPT and Area 1 via the Pacific.

(B) APPLICABLE TICKET STOCK - HA / NW / KL (including standard industry ticket stock validated HA 173 / NW 012 / KL 074).

(C)      PLACE OF ISSUE - Worldwide.

(D) ROUTING - Via HA between PPG/PPT and HNL/LAS/LAX/PDX/SEA/SFO and via NW between the points in Area 1 outlined below. Travel is permitted only via flights operated by NW, by XJ, and by 9E.

(E)      PRORATION AND BOOKING CLASSES -

         -----------------------------------------------------------------

(F)      DISCOUNTS-

         -----------------------------------------------------------------

(G)      INTERLINE SERVICE CHARGE -

         -----------------------------------------------------------------

ATTACHMENT H

                                VOLUME DISCOUNTS
                       APPLICABLE SOLELY BETWEEN NW AND HA

Production will be calculated based on total segments of all revenue tickets issued on NW 012 stock used on HA for travel within Hawaii as per Attachments A and F. Separately assessed local HA fares as outlined in Attachment A (E)3) will not be considered segments for these purposes.

A segment is defined as each one way passenger for which a separate prorate amount is paid by NW to HA. A segment may consist of more than one coupon in the case of connections, e.g. ITO-LIH with a connection in HNL. Further, for example, a passenger completing an itinerary of HNL-KOA, then KOA-OGG, then OGG-LIH, then LIH-HNL would equal 4 segments.

The discount schedule is as follows:

                  ----------------------

Settlement of these discounts will be made monthly. Calculations shall be based on seasonal indexing using the results from the previous year.

Seasonal indexing for Mar00 - Feb01:

                  ----------------------

Indices will be revised annually based on NW-HA traffic exchange results.

Further, NW shall not be held to the negative incentive amounts below the _______ production level in the case of causes or events beyond the reasonable control of NW, including, without limitation, the following: force majeure, Act of God, seizure under legal process, fire, flood, or other weather related reason, or the actions or inactions of any governmental authority, including, without limitation, the failure or refusal on the party of any government or governmental agency to grant or issue approvals, clearances, exemptions, permits or operation authority, or rescission or revocation thereof by any government or governmental agency; damage to or destruction of aircraft or other flight equipment, mechanical difficulties or breakdowns; unavailability of fuel; riots or civil commotion; strikes, lockouts or labor disputes, war or hazards or dangers incident to a state of war.